94-07

Robert D. Mrlik         or      John E. Pluhowski
Director-Investor               Director-Corporate
Relations                       Communications
(713) 831-1137                  (713) 831-1149


FOR IMMEDIATE RELEASE


               HOOK ACCEPTS BOARD RECOMMENDATION TO CONTINUE AS
                     CHAIRMAN AND CEO OF AMERICAN GENERAL


      Houston, April 28, 1994  --  The board of directors of American General

Corporation (NYSE - AGC) today announced that Harold S. Hook has accepted the board's recommendation to continue as chairman and chief executive officer through the company's 1997 annual shareholders' meeting.  In March 1993, Mr.

Hook stated he would announce a firm retirement date at today's annual meeting.

      In commenting on the announcement, J. Evans Attwell, the company's senior director, said "The board unanimously voted to recommend that Harold

Hook, our CEO since 1978, continue on as American General's chairman and CEO through the company's annual meeting following his 65th birthday.  We are obviously very pleased with his decision.  American General has a great team that is committed to building on the outstanding record achieved under

Harold's direction.  We look forward to three more years of his leadership."

                                     #####

      American General, with assets of $44 billion and equity of $4.6 billion,

is one of the nation's largest consumer financial services organizations.

Headquartered in Houston, it is a leading provider of retirement annuities,

consumer loans, and life insurance.  American General Corporation common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.
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